FOR IMMEDIATE RELEASE

JED OIL INC. ANNOUNCES RELEASE OF LOCK UP SHARES

Calgary, Alberta – Tuesday, April 27, 2004 – JED Oil Inc. (Amex: JDO) today announced that an aggregate of 6,662,418 shares of common stock previously subject to a lock up with JED’s underwriter, Gilford Securities Incorporated, have been released in accordance with the release provisions detailed in JED’s initial public offering prospectus dated April 5, 2004. The provisions of the lock up included release of the lock up if the average closing price of JED’s common stock exceeded $10.00 per share for a 15 day period on the American Stock Exchange.

The initial public offering of JED’s shares of common stock was priced at $5.50 per share. Trading commenced on April 6, 2004 with the average closing price exceeding $10.00 per share during the first 15 days of trading.

About JED

Established in September 2003, JED Oil Inc. is an oil and natural gas company that has recently commenced operations and plans to develop and operate oil and natural gas properties principally in western Canada. JED Oil does not anticipate direct property acquisitions but intends to develop properties with other oil and natural gas companies under joint venture/farm-in arrangements in which JED will finance the cost of development drilling in exchange for interests in the revenue generated by the properties.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the oil and natural gas industry and other risks detailed from time to time in the company's filings with Securities and Exchange Commission. JED Oil undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Company Contacts:	or	Investor Relations Counsel:
JED Oil Inc.		The Equity Group Inc.
Bruce Stewart, CFO		Linda Latman (212) 836-9609
Reg Greenslade, Chairman & CEO		Sarah Torres (212) 836-9611
(403) 537-3250		www.theequitygroup.com